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BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

BroadVision Announces Fourth Quarter 2012 and Full-Year Results

REDWOOD CITY, CA — January 30, 2013 — BroadVision, Inc. (NASDAQ: BVSN), an innovative provider of online commerce and business social networking solutions, today reported financial results for its fourth quarter ended December 31, 2012. Revenues for the fourth quarter were $4.1 million, compared with revenues of $3.6 million for the third quarter ended September 30, 2012 and $4.2 million for the comparable quarter of 2011.

License revenue for the fourth quarter of 2012 was $1.3 million, compared with $1.3 million for the prior quarter and $1.6 million for the comparable quarter of 2011. The majority of the fourth quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers such as ARAGO Consulting S.A.S, The Boeing Company, Business Networks Europe GmbH, Centre National de l'Expertise Hospitalière (CNEH), CROSSOVER Europe S.r.l., EVN AG, Indian Railways Catering and Tourism Corporation Ltd, InTouch N.V., Lockheed Martin, SOFTBANK TELECOM Corp., Vías y Construcciones, S.A, WeBank SpA, and several other brand-name global customers.

In the fourth quarter of 2012, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $1.1  million, or $0.25 per basic and diluted share, as compared with GAAP net loss of $0.07 million, or $0.01 per basic and diluted share, for the third quarter of 2012 and GAAP net loss of $1.8 million, or $0.40 per basic and diluted share, for the comparable quarter of 2011.

Full-year 2012 revenues totaled $15.1 million, with GAAP net loss of $5.1 million, or $1.09 per basic and diluted share, compared to 2011 revenues of $17.6 million and GAAP net loss of $5.4 million, or $1.20 per basic and diluted share.

As of December 31, 2012 the Company had $52.3 million of cash and cash equivalents and short-term investments, compared to a combined balance of $52.0 million as of September 30 2012 and $54.4 million as of December 31 2011.

"We concluded 2012 with impressive growth in Clearvale over 2011, including the number of partners, networks and users, paid customers and revenue bookings," said Dr. Pehong Chen, President and CEO, BroadVision. "With the announcement of the new BroadVision 9 solution to kick off 2013, we expect to create unified engagement solutions leveraging our e-business and enterprise social networking technologies.  The integration of Clearvale’s social and mobile capabilities into BroadVision 9 extends the engagement model built on top of our robust personalization and transaction management platform. In 2013, we will add BroadVision 9 to our product portfolio to be distributed through our channel partners and direct sales efforts.  As engagement solutions continue to reach the mainstream, we believe BroadVision is very well positioned to dramatically change how people and businesses collaborate."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, January 30th, 2013, at 2:00PM Pacific Standard Time (PST). The conference call may be accessed by dialing:  1-866-200-6965, with pin code 79238610#. Callers outside North America should call +1-646-216-7221 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision is an innovative provider of e-business and social networking solutions for organizations seeking to grow profitably by improving online business processes through invited participation and social interaction. Our solutions – including Clearvale, the world's first network of networks for the socially driven enterprise -- enable mission-critical e-business for next-generation organizations around the globe. The customers benefiting from BroadVision solutions include Aeroxchange Ltd., Centre for Railway Information Systems,  Controller General of Defence Accounts, Fiat S.p.A., Hilti AG, Iberia, Indian Railways Catering and Tourism Company, Kotak Mahindra Bank Ltd., Malayala Manorama Co. Ltd., Promart Retail India Pvt. Ltd., SINA, SOFTBANK TELECOM Corp., Thomas Cook India Ltd., Vodafone, and more. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about expected product enhancements, adoption of enterprise social networking technologies and their effect on enterprise, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31	December 31
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$52,281	$54,414
Other current assets	5,093	6,301
Total current assets	57,374	60,715
Other non-current assets	512	287
Total assets	$57,886	$61,002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,042	$10,296
Other non-current liabilities	1,187	936
Total liabilities	10,229	11,232
Total stockholders’ equity	47,657	49,770
Total liabilities and stockholders’ equity	$57,886	$61,002

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011

Revenues:
Software licenses	$1,342	1,601	5,160	5,489
Services	2,732	2,594	9,966	12,065
Total revenues	4,074	4,195	15,126	17,554

Cost of revenues:
Cost of software licenses	73	1	146	11
Cost of services	1,268	1,278	4,856	6,002
Total cost of revenues	1,341	1,279	5,002	6,013

Gross profit	2,733	2,916	10,124	11,541

Operating expenses:
Research and development	1,649	1,310	6,445	6,356
Sales and marketing	1,545	1,512	5,861	5,949
General and administrative	944	914	3,981	3,976
Restructuring charge	-	322	12	810
Total operating expenses	4,138	4,058	16,299	17,091

Operating loss	(1,405)	(1,142)	(6,175)	(5,550)

Other income (expense), net	287	(645)	1,257	282

(Loss) income before (provision) benefit for income taxes	(1,118)	(1,787)	(4,918)	(5,268)

(Provision) benefit for income taxes	(28)	(26)	(134)	(121)

Net (loss) income	$(1,146)	(1,813)	(5,052)	(5,389)

Basic (loss) income per share	$(0.25)	$(0.40)	$(1.09)	$(1.20)
Diluted (loss) income per share	$(0.25)	$(0.40)	$(1.09)	$(1.20)

Shares used in computing:
Weighted average shares-basic	4,671	4,516	4,638	4,500
Weighted average shares-diluted	4,671	4,516	4,638	4,500